Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of FedEx Corporation and Federal Express Corporation for the registration of FedEx Corporation debt securities and common stock and Federal Express Corporation pass-through certificates and to the incorporation by reference therein of our reports dated July 17, 2023, with respect to the consolidated financial statements and schedule of FedEx Corporation, and the effectiveness of internal control over financial reporting of FedEx Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended May 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 19, 2023